Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
October 13, 2004

Contacts:
Media		Analysts
Jeri Grier-Ball	(614) 480-5413	Jay Gould	(614) 480-4060
Su Lok	(614) 480-5407	Susan Stuart	(614) 480-3878

HUNTINGTON APPOINTS NELSON AS CHIEF RISK OFFICER

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that James W. Nelson has been appointed executive vice president and chief risk officer, effective November 9, 2004. In this newly created position, he will be responsible for risk oversight across the company.

     “Having strong risk oversight is a business imperative,” said Chairman, President and CEO, Thomas E. Hoaglin. “Huntington has been seeking a highly qualified individual to fill the critical role of Chief Risk Officer, a position reporting directly to me. We are, therefore, very pleased that Jim will be joining us. He brings extensive knowledge of banking industry risk management, internal control, corporate governance, and compliance practices, and we look forward to his contributions.”

     Nelson is joining Huntington following 15 years at the Federal Reserve Bank of Chicago. He most recently served as senior vice president, responsible for the largest number of bank holding companies and state member banks in the Federal Reserve system. Nelson also previously held positions with the US Banking Alliance and Merrill Lynch.

     A graduate of the University of Florida, Nelson also earned an MBA from the University of Chicago.

Huntington appoints Nelson

About Huntington

Huntington Bancshares Incorporated is a $31 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 138 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of nearly 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Tennessee, and Pennsylvania; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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